Exhibit 99.1

BIOTA PHARMACEUTICALS REPORTS FOURTH QUARTER

AND FISCAL YEAR-END 2014 FINANCIAL RESULTS AND CORPORATE UPDATE

Conference Call Today at 9 A.M. ET

ATLANTA, GA – September 26, 2014 — Biota Pharmaceuticals, Inc. (Nasdaq: BOTA, the “Company”) today announced financial results for its fourth quarter and fiscal year ended June 30, 2014, and provided an update on a number of recent corporate developments.

“As we continue to evaluate potential next steps for our laninamivir program, we have adopted a strategy that includes further reducing our overhead costs, continuing to advance the development of our vapendavir and RSV programs, and considering a range of corporate development transactions that we believe can complement our pipeline and enhance our value creation potential”, stated Russell H. Plumb, President and Chief Executive Officer of Biota Pharmaceuticals, Inc. “Based on the significant progress we have made with our non-influenza antiviral programs over the past several months, we plan to initiate a Phase 2 trial of vapendavir early next year and advance BTA-C585, our RSV fusion inhibitor, through IND-enabling studies and into Phase 1 clinical trials in mid-2015.”

Financial Results for the Three Month Period Ended June 30, 2014

The Company reported a net loss of $10.2 million for the three month period ended June 30, 2014, as compared to a net loss of $6.5 million in the same period of 2013. The $3.7 million increase in net loss in 2014 was primarily the result of a $2.6 million change from a foreign exchange gain in 2013 to a loss, a $2.2 million increase in the cost of revenue, a $0.6 million increase in research and development expense and a $0.8 million decrease in gross revenues, offset in part by a $2.1 million decrease in general and administrative expense and a $0.4 million change from income tax expense to a benefit. Basic and diluted net loss per share were $0.29 for the three month period ended June 30, 2014, as compared to a basic and diluted net loss per share of $0.23 in the same period of 2013.

Revenue decreased to $8.5 million for the three month period ended June 30, 2014 from $9.3 million in the same period of 2013, primarily as a result of a $1.6 million decrease in contract service revenue related to the cancellation of the Company’s contract with the Biomedical Advanced Research and Development Authority (BARDA) in May 2014, and a $0.2 million decrease in other income, offset in part by a $1.0 million increase in royalty revenues. For the three month period ended June 30, 2014, the Company did not recognize $3.7 million of contract service revenue or accounts receivable relating to amounts the Company believes it is entitled to be reimbursed for under its terminated contract with BARDA and pursuant to applicable government regulations, but for which it potentially may not be fully reimbursed.

Cost of revenue increased to $9.7 million in the three month period ended June 30, 2014 from $7.5 million in the same period in 2013 due to an increase of $1.1 million in direct third-party clinical costs incurred associated with the Phase 1 and 2 clinical trials and manufacturing activities to develop LANI and severance obligations of $1.6 million related to certain positions that were eliminated as a result of the Company’s restructuring plan, offset in part by a $0.5 million decrease in other expenses under the Company’s recently-terminated contract with BARDA.

Research and development expense increased to $6.3 million for the three month period ended June 30, 2014 from $5.7 million in the same period of 2013. The $0.6 million increase was the result of a $1.4 million increase in direct preclinical, clinical and manufacturing costs primarily related to the advancement of the Company’s vapendavir and RSV programs, a $1.0 million charge for severance obligations recorded during 2014 related to positions that were eliminated as a result of the Company’s restructuring plan, and a $0.1 million increase in other indirect expenses, offset in part by a $1.9 million reduction in ongoing compensation expense associated with staff reductions that occurred during 2013 and in previous quarters in 2014.

Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

General and administrative expense decreased to $2.2 million for the three month period ended June 30, 2014 from $4.3 million in the same period of 2013 primarily due to a $2.0 million decrease in salaries, benefits and share-based compensation expense resulting from reductions in the Company’s workforce that occurred during 2013 and in previous quarters in 2014, as well as a reduction in other expenses as a result of a smaller administrative structure.

Financial Results for the Fiscal Year Ended June 30, 2014

For the year ended June 30, 2014, the Company reported a net loss of $11.0 million, as compared to $8.9 million in 2013. The $2.1 million increase in net loss in 2014 was the result of a $31.4 million increase in cost of revenue, a $3.3 million change from a foreign exchange gain in 2013 to a loss, non-recurring other income of $12.0 million that was recorded in 2013 as a result of a gain on merger and a research and development tax credit, and a $1.1 million decrease in interest income, offset in part by a $35.1 million increase in revenue, a $7.8 million decrease in general and administrative expense, a $2.4 million decrease in research and development expense and a $0.4 million change from income tax expense to a benefit. Basic and diluted net loss per share were $0.35 for the year ended June 30, 2014, as compared to a basic and diluted net loss per share of $0.32 in 2013.

Recent Corporate Developments

Changes to the Company’s Board and Management – In a separate press release, the Company today announced a number of changes to its board of directors and management team. The board has appointed Joseph M. Patti, PhD to the position of President and Chief Executive Officer, replacing Russell H. Plumb, who has been appointed Executive Chairman of the Board of Directors and will continue to have certain ongoing responsibilities with the Company. James Fox, PhD is resigning as Chairman of the Board of Directors, but will remain on the board as its Lead Director. These changes will become effective as of October 1, 2014.

Corporate Strategy – The Company announced that, based on a strategic review of the Company, its assets and prospects, its Board of Directors has adopted a near-term strategic and operating plan, summarized as follows: (i) closely align internal overhead costs with anticipated royalty revenues; (ii) advance the development of the Company’s vapendavir and RSV programs (iii) proactively consider a range of corporate development or other strategic transactions that can complement the Company’s pipeline and enhance the creation of shareholder value, and (iv), discuss the Phase 2 IGLOO trial results with the FDA and work in concert with Daiichi Sankyo, its partner on LANI, to out-license the rights to the program outside of Japan.

Relenza® – The Company announced that GlaxoSmithKline (GSK) has confirmed that the Company will continue to receive royalties on the net sales of Relenza® in the U.S. beyond December 2014 to the extent that U.S. Patent Application No. 08/737,141 remains pending. On August 25, 2014, GSK filed an appeal to the United States Patent Trial Appeal Board in relation to this patent application. While the Company cannot determine the duration or the outcome of this appeal process, or how long this patent application will remain pending, if the patent claims are ultimately issued, the Company anticipates that it would be eligible to receive royalties from net sales of Relenza® in the U.S. for an additional 17 years from the date of allowance.

Respiratory Syncytial Virus (RSV) Program – On September 8, 2014, the Company presented preclinical data on BTA-C585, an oral small molecule F-protein inhibitor, at the 54th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) Meeting in Washington, DC. Data presented at ICAAC included the results from a number of in vivo studies designed to assess the antiviral activity of BTA-C585 prior to and during experimental RSV infection in a cotton rat model, which demonstrated a dose-dependent decrease in virus titers in lung tissue. Similarly, a highly significant dose-dependent decrease in RSV mRNA in lung tissue was also observed in the cotton rat model. Further, preliminary, non-clinical oral, single and multiple-dose data from several animal toxicology studies indicated that BTA-C585 was highly bioavailable and well tolerated. The Company has initiated IND-enabling studies with BTA-C585 and subject to the successful completion of these studies, believes it can be positioned to file an IND and initiate Phase 1 clinical trials in mid-2015.

Vapendavir – The Company has completed enrollment in a bioavailability study in 36 healthy volunteers designed to establish the systemic exposure profile of a single dose of a vapendavir free-base tablet formulation compared to a single dose of an existing capsule phosphate salt formulation, which was the formulation used in all previous clinical trials of vapendavir. The Company plans to conduct additional formulation activities on a free-base formulation to further improve its characteristics. The Company filed a patent application for this free-base formulation in 2014 and if issued, it would expire in 2034, without extensions. The Company also recently completed enrollment in a drug-drug interaction study in 24 healthy volunteers to assess the effect of vapendavir on the pharmacokinetic profile of midazolam, a CYP3A4 substrate. The results of the study confirmed both vapendavir’s pharmacokinetic profile as established in prior clinical trials, and that vapendavir is a weak to moderate inducer of CYP3A4, which suggests that vapendavir can be used to treat asthma and COPD patients receiving multiple background medications. Vapendavir was well tolerated and there were no untoward safety trends in both of these Phase 1 studies.

Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

The Company plans to initiate a randomized, double-blind, placebo-controlled dose-ranging Phase 2 trial in moderate and severe asthmatic patients at risk of loss of asthma control due to presumptive human rhinovirus (HRV) infection in the first quarter of 2015. The planned Phase 2 trial is expected be conducted at approximately 60 sites across six to eight countries in North America and Central Europe, with an anticipated enrollment of approximately 375 patients. The planned primary endpoint is the Least Square (LS) mean change from baseline to Study Day 14 in ACQ-6 total score. ACQ-6 is a validated tool designed to assess asthma control and utilizes both patient reported outcomes and forced expiratory volume in 1 second (FEV1). Planned secondary endpoints include the measurement of asthma exacerbations, changes in lung function, virology outcomes as well as effects on symptoms of HRV infection. The primary efficacy analysis population will be the ITT-infected population, defined as all subjects with confirmed HRV infection who receive a study treatment. The Company is also considering a Phase 2a HRV challenge study with vapendavir in patients with chronic obstructive pulmonary disease (COPD).

Laninamivir Octanoate – On August 1, 2014, the Company announced top-line data from a randomized, double-blind, placebo-controlled, parallel-arm Phase 2 clinical trial comparing the safety and efficacy of 40 mg and 80 mg doses of laninamivir octanoate (LANI) with placebo. The Company refers to this trial as “IGLOO”. The primary endpoint of IGLOO was the difference in the median time to alleviation (reported to be mild or absent for greater than 24 hours) of all seven influenza symptoms (headache, feeling feverish, body aches and pains, fatigue, cough, sore throat and nasal congestion) plus fever. Symptom data were collected through the influenza intensity domain of the influenza intensity and impact Flu-iiQTM questionnaire. As compared to placebo, neither the 40 mg nor the 80 mg cohort achieved a statistically significant difference in the median time to alleviation of all seven influenza symptoms plus fever. The median time to alleviation of all of the seven influenza symptoms plus fever was 102.3 hours for the 40 mg cohort and 103.2 hours for the 80 mg cohort, as compared to 104.1 hours for the placebo cohort.

Although the 40 mg or 80 mg LANI cohorts did not achieve a statistically significance difference for the primary endpoint, notable effects were seen in individual symptoms, the sub-set of systemic symptoms (headache, feeling feverish, body aches and pains, and fatigue) and a number of secondary endpoints. Subjects in the 40 mg cohort reported alleviation of all four systemic symptoms significantly earlier than placebo (median time 58 hours and 72 hours, respectively, p=0.007). Patients in the 40 mg cohort also reported a significant reduction in the number of days in which all seven symptoms were severe (p=0.02) and in the number of secondary bacterial infections (p=0.013) as compared to placebo. A statistically significant proportion of patients in both the 40 mg (p=0.002) and 80 mg (p=0.02) cohorts were influenza culture negative on Day 3 of the study as compared to placebo. In addition, patients in the 40 mg (p<0.001) cohort also demonstrated a significant reduction in viral shedding on Day 3 of the study compared to placebo as quantified by qRT-PCR. The nature and extent of adverse events were similar in the three cohorts, with diarrhea (3.1% vs. 0.9%), headache (1.4% vs. 0.5%), gastritis (1.4% vs. 0%), urinary tract infection (1.4% vs. 0%), and sinusitis (1.2% vs. 0.9%) being the most common adverse events that occurred more frequently in the LANI treatment cohorts as compared to placebo. The incidence of serious adverse events was low and balanced across the three cohorts.

The Company is in the process of completing an analysis of the full safety, pharmacokinetic, and Flu-iiQTM data from this trial. The Company intends to complete these analyses and discuss the results of this trial with the FDA to determine the appropriate primary endpoint for, and which patient reported outcome tools would be acceptable for use in, any prospective registration trials of laninamivir octanoate to treat uncomplicated influenza.

Restructuring of Operations - On June 2, 2014, the Company announced that following the termination of its contract with BARDA, it adopted a plan to restructure the Company’s operations. Specifically, the Company plans to reduce its workforce to approximately 20 employees by March 2015 and close its Melbourne, Australia facility by June 30, 2015. The Company anticipates recording an estimated total charge of approximately $5.0 to $5.5 million related to this restructuring plan, a portion of which was recorded in fiscal 2014. Upon the completion of this plan, the Company anticipates that its’ ongoing internal research and development and general and administrative overhead costs, excluding the direct external costs to advance the development of its pipeline, will be approximately $9-$10 million per year.

BARDA - On April 23, 2014, the Company was notified by the U.S. Department of Health and Human Services (HHS) office of the Assistant Secretary for Preparedness and Response (ASPR) and BARDA that pending a decision regarding the outcome of an In-Process Review (IPR) of the Company’s contract for the development of LANI, ASPR/BARDA had issued a Stop-Work Order notifying the Company to discontinue work on a number of activities that would no longer be reimbursed under the contract. On May 7, 2014, and based upon the results of the IPR, HHS/ASPR/BARDA notified the Company of its decision to terminate the contract for the convenience of the U.S. Government. Certain ongoing activities at the time of termination were excluded from the termination-for-convenience notice.

Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

The Company has been and continues to work with ASPR/BARDA to close out this contract, which involves completing several clinical trials, finalizing separate invoices and billings for those activities undertaken prior to and after the termination date, determining the nature and extent of any equitable adjustments for costs incurred after the termination date, and negotiating a final termination settlement. As of June 30, 2014, the Company had $17.8 million in accounts receivable due from BARDA, which does not include $3.7 million of contract service revenue and accounts receivable that the Company did not recognize that it believes it is entitled to be reimbursed for under its terminated contract with BARDA and pursuant to applicable government regulations, but for which it potentially may not be fully reimbursed. At this time the Company cannot determine when and to what extent its invoices will be approved and reimbursed by, or when a final termination settlement may be finalized with, BARDA, or what the final financial outcome may be.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening viral respiratory infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: (i) laninamivir octanoate, which is being developed for the treatment of influenza A and B infections and (ii) vapendavir, a potent, broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus, which is being developed to treat patients with underlying respiratory illnesses, such as asthma and chronic obstructive pulmonary disease (COPD), that are infected with HRV. In addition to these clinical development programs, the Company also has late-stage preclinical programs focused on developing antivirals for the treatment of respiratory syncytial virus infections. For additional information about the Company, please visit www.biotapharma.com.

Conference Call and Webcast Information

Russell H. Plumb, chief executive officer and president of Biota Pharmaceuticals Inc., and other members of management will review the Company’s fourth quarter and fiscal year-end financial results, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. ET. To access the conference call, dial (877) 312-5422 (domestic) or (253) 237-1122 (international). A live audio webcast of the call and the archived webcast will be available in the Investors section of the Biota website at http://www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning our business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including: plans to initiate a randomized, double-blind, placebo-controlled dose-ranging Phase 2 trial of vapendavir in moderate and severe asthmatic patients in the first quarter of 2015 and the planned design of this trial; plans to complete IND-enabling studies, file an IND and initiate a Phase 1 study in mid-2015 for BTA-C585; consideration of a clinical development plan for vapendavir in COPD patients; the amount and timing of reimbursements the Company believes it is entitled to receive under its terminated contract with BARDA and amounts for which it may potentially not be fully reimbursed; when and to what extent the Company’s invoices will be approved and reimbursed by, when a final termination settlement may be finalized with, BARDA, or what the final financial outcome may be; the effective date of planned changes to the board of directors and management; the Company’s strategy to closely align internal overhead costs with its anticipated royalty revenues, continue the development of its vapendavir and RSV programs, and consider a range of corporate development or other strategic transactions that can complement its pipeline and enhance the creation of shareholder value; plans to work in concert with Daiichi Sankyo to out-license the rights to LANI outside of Japan; the time frame in which the Company may continue to receive royalty revenue from the net sales of Relenza® in the U.S. beyond December 2014; the duration or the outcome of the Relenza® patent appeal process, how long this respective patent application may remain pending and whether patent claims will ultimately be issued; the Company’s intent to complete an analysis of the Phase 2 IGLOO data and discuss the results with the FDA; the amount of the estimated charge related to the Company’s restructuring plan; and, the Company’s estimate of its anticipated future ongoing internal research and development and general and administrative overhead costs upon completion of the planned restructuring of operations.

Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including the Company, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of any of the Company’s product candidates at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development and implementation of the clinical development of its product candidates, future royalty revenue not being materially less than anticipated by the Company; IND-enabling studies of BTA-C585 continuing to support the filing of an IND; the Company being able to negotiate an acceptable final termination settlement with BARDA; the full data set from the Phase 2 IGLOO trial and the results of planned discussions with the FDA supporting a potential out-license of the program; the Company’s ability to manage its overhead expenses in line with expected royalty revenues; the Company’s ability to identify and consummate acceptable corporate development or other strategic transactions; and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and its Form 10-Q’s as filed with the SEC on November 12, 2013, February 10, 2014 and May 12, 2014

Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc. Relenza® is a registered trademark of GlaxoSmithKline plc and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

lstern@troutgroup.com

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 Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	June 30, 2014	June 30, 2013
ASSETS
Current assets
Cash and cash equivalents	$81.7	$66.8
Contract receivables from BARDA	17.8	10.9
Other accounts receivable	0.9	0.1
Prepaid and other current assets	0.7	2.2
Total current assets	101.1	80.0
Non-current assets:
Long-term investments	10.0	-
Property and equipment, net	2.0	4.3
Total non-current assets	12.0	4.3
Total assets	$113.1	$84.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Contract payables and accrued expenses	$18.6	$6.5
Other accrued expenses	3.4	3.9
Other accounts payable	2.8	2.4
Accrued severance obligations	1.2	3.0
Deferred revenue	-	0.3
Total current liabilities	26.0	16.1
Non-current liabilities:
Other liabilities, net of current portion	0.2	0.2
Total liabilities	26.2	16.3
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 35,100,961 and 28,352,326 shares issued and outstanding at June 30, 2014 and June 30, 2013, respectively	3.5	2.8
Additional paid-in capital	146.5	118.7
Accumulated other comprehensive income	26.7	25.3
Accumulated deficit	(89.8)	(78.8)
Total stockholders’ equity	86.9	68.0
Total liabilities and stockholders’ equity	$113.1	$84.3

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 Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in millions, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
Revenue:
Royalty revenue and milestones	$1.0	$-	$15.1	$9.6
Revenue from services	7.5	9.1	53.5	23.2
Other	-	0.2	0.1	0.8
Total revenue	8.5	9.3	68.7	33.6

Operating expense:
Cost of revenue	9.7	7.5	51.1	19.7
Research and development	6.3	5.7	17.5	19.9
General and administrative	2.2	4.3	10.2	18.0
Foreign exchange (gain) loss	0.8	(1.8)	1.4	(1.9)
Total operating expense	19.0	15.7	80.2	55.7
Loss from operations	(10.5)	(6.4)	(11.5)	(22.1)

Non-operating income:
Gain recorded on merger	-	-	-	7.6
Research and development credit	-	-	-	4.4
Interest income	0.1	0.1	0.2	1.3
Total non-operating income	0.1	0.1	0.2	13.3

Loss before tax	(10.4)	(6.3)	(11.3)	(8.8)
Income tax benefit (expense)	0.2	(0.2)	0.3	(0.1)
Net loss	$(10.2)	$(6.5)	$(11.0)	$(8.9)

Basic loss per share	$(0.29)	$(0.23)	$(0.35)	$(0.32)
Diluted loss per share	$(0.29)	$(0.23)	$(0.35)	$(0.32)

Basic weighted-average shares outstanding	35,023,500	28,352,329	31,347,888	28,217,515
Diluted weighted-average shares outstanding	35,023,500	28,352,329	31,347,888	28,217,515

 Biota Pharmaceuticals, Inc.   ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343